EXHIBIT 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Korea Hydro & Nuclear Power Co., Ltd.
      We consent to the incorporation by reference in the Registration Statements (No. 33-99550 and No. 333-9180) on Form F-3 of Korea Electric Power Corporation (“KEPCO”) of our report dated March 26, 2004, relating to the balance sheet of Korea Hydro and Nuclear Power Co., Ltd. as of December 31, 2003 and the related statements of income and retained earnings and cash flows for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2004, annual report on Form 20-F of KEPCO.
KPMG Samjong Accounting Corp.
Seoul, Korea
June 30, 2005

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